EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Fourth Quarter and Fiscal Year Ended March 31, 2018

MCLEAN, Va., May 15, 2018 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended March 31, 2018. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	March 31, 2018	December 31, 2017	Change	% Change
For the quarter ended:
Total investment income	$15,419	$16,184	$(765)	(4.7)%
Total expenses, net(A)	12,175	8,653	3,522	40.7
Net investment income(A)	3,244	7,531	(4,287)	(56.9)
Net realized gain	189	25	164	656.0
Net unrealized appreciation	18,413	9,588	8,825	92.0
Net increase in net assets resulting from operations(A)	21,846	17,144	4,702	27.4
Net investment income per weighted average common share(A)	0.10	0.23	(0.13)	(56.5)
Adjusted net investment income per weighted average common share(B)	0.21	0.25	(0.04)	(16.0)
Net increase in net assets resulting from operations per weighted average common share(A)	0.67	0.53	0.14	26.4
Cash distribution per common share from net investment income	0.19	0.27	(0.08)	(29.6)
Cash distribution per common share from realized gains(C)	—	(0.01)	0.01	(100.0)

Distributions coverage ratio(D)	157.7%	177.4%	(19.7)%	(11.1)
Weighted average yield on interest-bearing investments	12.6	14.2	(1.6)	(11.3)
Total dollars invested	$27,351	$39,540	$(12,189)	(30.8)
Total dollars repaid and collected from sales	13,242	3,211	10,031	312.4

As of:
Total investments, at fair value	$599,147	$566,379	$32,768	5.8%
Fair value, as a percent of cost	102.4%	99.2%	3.2%	3.2
Net assets	$354,200	$337,397	$16,803	5.0
Net asset value per common share	10.85	10.37	0.48	4.6
Number of portfolio companies	33	34	(1)	(2.9)

	March 31, 2018	March 31, 2017	Change	% Change
For the year ended:
Total investment income	$58,355	$51,875	$6,480	12.5%
Total expenses, net(A)	36,395	29,453	6,942	23.6
Net investment income(A)	21,960	22,422	(462)	(2.1)
Net realized gain	1,336	15,387	(14,051)	(91.3)
Net unrealized appreciation	37,391	6,954	30,437	437.7
Net increase in net assets resulting from operations(A)	60,687	44,763	15,924	35.6
Net investment income per weighted average common share(A)	0.68	0.74	(0.06)	(8.1)
Adjusted net investment income per weighted average common share(B)	0.82	0.74	0.08	10.8
Net increase in net assets resulting from operations per weighted average common share(A)	1.88	1.48	0.40	27.0
Cash distribution per common share from net investment income	0.84	0.75	0.09	12.0
Cash distribution per common share from realized gains(C)	0.05	—	0.05	NM

Distributions coverage ratio(D)	113.5%	132.1%	(18.6)%	(14.1)
Weighted average yield on interest-bearing investments	13.1	12.7	0.4	3.1
Total dollars invested	$98,539	$62,446	$36,093	57.8
Total dollars repaid and collected from sales	39,859	68,825	(28,966)	(42.1)

As of:
Total investments, at fair value	$599,147	$501,579	$97,568	19.5%
Fair value, as a percent of cost	102.4%	95.5%	6.9%	7.2
Net assets	$354,200	$301,082	$53,118	17.6
Net asset value per common share	10.85	9.95	0.90	9.0
Number of portfolio companies	33	35	(2)	(5.7)

(A)	Inclusive of $3.6 million, or $0.11 per weighted-average common share, and $0.8 million, or $0.02 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended March 31, 2018 and the three months ended December 31, 2017, respectively, and $4.4 million, or $0.14 per weighted-average common share, of capital gains-based incentive fees accrued during the year ended March 31, 2018. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts are not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)	See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)	Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
(D)	Distributions coverage ratio is calculated by dividing (i) the sum of net investment income in excess of distributions at the end of the period and distributions to common stockholders from net investment income during the period by (ii) current period distributions from net investment income to common stockholders.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended March 31, 2018, the following significant events occurred:

  Portfolio Activity:
    Invested $27.4 million in existing portfolio companies and received repayments and proceeds from sales of $13.2 million.

  Financing Activity:
    Entered into equity distribution agreements (commonly referred to as “at-the-market” or “ATM” programs) to sell up to an aggregate offering amount of $35.0 million. In March 2018, we sold 127,412 shares of common stock at a weighted-average net price of $10.24 per share resulting in net proceeds of $1.3 million.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of January, February, and March 2018:
      $0.065 per common share, per month;
      $0.140625 per share, per month, for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”);
      $0.135417 per share, per month, for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”); and
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”).

Fourth Quarter Results: Net investment income for the quarters ended March 31, 2018 and December 31, 2017 was $3.2 million, or $0.10 per weighted-average common share, and $7.5 million, or $0.23 per weighted-average common share, respectively. Net investment income decreased period over period primarily as a result of higher incentive fees, including $3.6 million, or $0.11 per weighted-average common share, of capital gains-based incentive fees accrued under U.S. GAAP, the payment of which is not contractually due under the terms of our investment advisory agreement, in the current period. Total investment income also decreased period over period as a result of lower interest and other income. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

Net asset value per common share as of March 31, 2018 increased to $10.85 compared to $10.37 as of December 31, 2017. The quarter over quarter increase was primarily due to $18.4 million, or $0.57 per common share, of net unrealized appreciation, principally resulting from improved performance and an increase in comparable multiples used to estimate the fair value of certain portfolio companies, partially offset by a decline in performance of certain other portfolio companies. The increase was also partially offset by the aforementioned accrual of $3.6 million, or $0.11 per common share, of capital gains-based incentive fees accrued under U.S. GAAP, the payment of which is not contractually due under the terms of the investment advisory agreement, in the current period.

Fiscal Year End Results: Net investment income for the fiscal years ended March 31, 2018 and 2017 was $22.0 million, or $0.68 per weighted-average common share, and $22.4 million, or $0.74 per weighted-average common share, respectively. The slight year-over-year decrease in net investment income was primarily due to higher incentive fees, including $4.4 million, or $0.14 per weighted-average common share, of capital gains-based incentive fees accrued under U.S. GAAP, the payment of which is not contractually due under the terms of the investment advisory agreement, in the current period. The increase in incentive fees was partially offset by higher total investment income year-over-year due to an increase in both interest and other income. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

Net asset value per common share as of March 31, 2018 increased to $10.85 compared to $9.95 as of March 31, 2017. The year-over-year increase was primarily due to $37.9 million, or $1.17 per common share, of net unrealized appreciation, principally resulting from improved performance and an increase in comparable multiples of certain portfolio companies, partially offset by a decline in performance of certain other portfolio companies and the reversal of previously recorded net unrealized appreciation related to exits. The increase was also partially offset by the aforementioned accrual of $4.4 million, or $0.13 per common share, of capital gains-based incentive fees under U.S. GAAP, the payment of which is not contractually due under the terms of the investment advisory agreement, in the current period.

Subsequent Events:  After March 31, 2018, the following significant events occurred:

  Significant Investments: In April 2018, we invested $29.2 million in Bassett Creek Restoration, Inc. (d/b/a J.R. Johnson, LLC) (“Bassett Creek”) through a combination of secured first lien debt and preferred equity. Bassett Creek, headquartered in Portland, Oregon, is a leading provider of commercial restoration and renovation services to the Oregon and Southwest Washington region.

  Financing Activity: Subsequent to March 31, 2018 and through May 8, 2018, we sold an additional 168,824 shares of our common stock under our ATM program at a weighted-average net price of $10.87 per share resulting in net proceeds of $1.8 million.

  Distributions and Dividends Declared: In April 2018, our Board of Directors declared the following increased monthly distributions to common stockholders, a supplemental distribution to common stockholders, and monthly dividends to holders of our three series of term preferred stock:

Record Date	Payment Date	Distribution per Common Share		Dividend per Share of Series B Term Preferred Stock	Dividend per Share of Series C Term Preferred Stock	Dividend per Share of Series D Term Preferred Stock
April 20, 2018	April 30, 2018	$0.067		$0.140625	$0.135417	$0.13020833
May 22, 2018	May 31, 2018	0.067		0.140625	0.135417	0.13020833
June 6, 2018	June 15, 2018	0.060	(A)	—	—	—
June 20, 2018	June 29, 2018	0.067		0.140625	0.135417	0.13020833
Total for the Quarter:		$0.261		$0.421875	$0.406251	$0.39062499

(A)	Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP ("non-GAAP"). Adjusted net investment income represents net investment income, excluding the capital gains-based incentive fee. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fee as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented:

	For the quarter ended
	March 31, 2018		December 31, 2017
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$3,244	$0.10	$7,531	$0.23
Capital gains-based incentive fee	3,647	0.11	752	0.02
Adjusted net investment income	$6,891	$0.21	$8,283	$0.25

	For the year ended
	March 31, 2018		March 31, 2017
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$21,960	$0.68	$22,422	$0.74
Capital gains-based incentive fee	4,399	0.14	—	—
Adjusted net investment income	$26,359	$0.82	$22,422	$0.74

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Wednesday, May 16, 2018, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 23, 2018. To hear the replay, please dial (855) 859-2056 and use the playback conference number 54424741. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through July 16, 2018.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 154 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Annual Report on Form 10-K filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended March 31, 2018, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.